CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Total Fund Solution relating to the financial statements and financial highlights of Cromwell CenterSquare Real Estate Fund and Cromwell Marketfield L/S Fund, each a series of shares of beneficial interest in Total Fund Solution. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
April 29, 2024